THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND ACCORDINGLY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.

PROMISSORY NOTE

Loan Amount: $[_______]	[_____], 2012

This PROMISSORY NOTE (this Note”) is executed as of this [__] day of _____, 2012, by [___________________________________] (the Payor”), having an address located at [___________________________________], in favor of Contemporary Signed Books, Inc., having an address located at 600 Lexington Avenue, 10th Floor, New York, NY 10022, or any other person or entity designated by it upon the execution hereof (the Holder”).

1. Promise to Pay. FOR VALUE RECEIVED, the Payor hereby promises to pay to the order of the Holder the principal sum of $[_______], in partial payment for [________] shares of common stock of the Holder, with a price of $0.05 per share (Payment Amount”). Payments shall be by wire transfer of funds to such account as may be designated by the Holder or by check delivered to Holder at the address set forth above.

2. Interest Rate. This Note shall bear no interest. If an Event of Default shall occur under this Note, interest shall accrue at the Default Rate (as herein defined).

3. Maturity Date. The Maturity Date” shall mean [_____], 2012 or such other date as may be agreed upon in a written instrument signed by all parties. The entire outstanding principal balance of this Note shall, if not previously paid, be finally due and payable on or before the Maturity Date.

4. Prepayment Privilege. The Payor shall have the right to prepay the Payment Amount in full satisfaction of this Note in whole but not in part, at any time with no prepayment penalty whatsoever.

5.Events of Default.

The term Event of Default” as used herein shall mean the occurrence of any one or more of these following events:

(A)          The failure of the Payor to make payment of Principal on or prior to the Maturity Date;

(B)           The filing of a petition in bankruptcy by the Payor;

(C)           The making of an assignment by the Payor for the benefit of its creditors;

(D)           Consent by the Payor to the appointment of, or possession by, a custodian for itself or for all or substantially all of its property; or

(E)           The entry by a court of competent jurisdiction of a final non-appealable order, judgment or decree appointing, without the consent of the Payor, a receiver, trustee or custodian for the Payor or for all or substantially all of the property or assets of the Payor.

6. Default Interest Rate. If the principal are not made on or before the Maturity Date hereunder the entire balance of principal of the Payment Amount then outstanding, shall bear interest at the highest maximum rate permitted under applicable law. Such interest shall accrue from the date of this Note until paid.

7. Collecting Cost. In the occurrence of any Event of Default as described above, the Payor waives presentment for payment, protest, notice of nonpayment and of protest, and agrees to any extension of time and partial payments before, at or after maturity and further agrees that, if this Note is not paid when due or suit is brought, to pay reasonable costs of collection including reasonable attorney's fees.

8. Remedies. Upon the occurrence of an Event of Default, the Holder shall have the right to exercise any or all remedies it may have under applicable law. Such remedies may be enforced by the Holder or its Agent (as defined in the Security Agreement).

9. No Usury Payable. The provisions of this Note and of all agreements between the Payor and the Holder are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Holder for the use, forbearance, or retention of the Payment Amount exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, the performance or fulfillment of any provision hereof or of any other agreement between the Payor and the Holder shall, at the time performance or fulfillment of such provision shall be due, exceed the limit for Interest prescribed by law, then, ipso facto, the obligation to be performed or fulfilled shall be reduced to such limit, and if, from any circumstance whatsoever, the Holder should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the Holder’s option, or if no principal shall be outstanding, be paid over to the Payor) and not to the payment of interest.

10. Severability of Provisions. If any provision hereof shall, for any reason and to any extent, be invalid or unenforceable, then the remainder of the instrument in which such provision is contained, the application of the provision to other persons, entities or circumstances, and any other instrument referred to herein shall not be affected thereby but instead shall be enforceable to the maximum extent permitted by law.

11. Successors to the Payor or the Holder. The term Payor” as used herein shall include the original the Payor of this Note and any party who may subsequently become primarily liable for the payment hereof. The term Holder” as used herein shall mean the original payee of this Note or, if this Note is transferred, the then Holder of this Note, provided that, until written notice is given to the Payor designating another party as the Holder, the Payor may consider the Holder to be the original payee or the party last designated as the Holder in a written notice to the Payor.

12. Notices. All notices, consent or other instruments or communications provided for under this Note shall be in writing, signed by the party giving the same, and shall be deemed properly given and received (i) the date delivered, if delivered by personal delivery or overnight courier as against written receipt therefore or by confirmed facsimile transmission or (ii) three business days after mailed, if sent by registered or certified mail, postage prepaid, to the address set forth in the first paragraph of this Note, or to such other address as a party may designate by written notice to the other party.

13. Assignment. The Holder may assign this Note upon prior notice to the Payor; provided, however, that the Holder may not assign this Note in violation of applicable laws including state or federal securities laws.

14. Captions for Convenience. The captions to the Sections hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

15. Governing Law. Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

THE PAYOR:

[___________________________________]

By:

CONTEMPORARY SIGNED BOOKS INC’S WIRE INSTRUCTIONS